Exhibit 14.0
Code of Ethics

     The Company has a Code of Business Conduct and Ethics. The Code of Ethics is as follows:

     Success without personal and professional integrity is essentially meaningless. At Airbee, we subscribe to standards of ethical behavior that exceed legal minimums and we shall never ask any member of the Airbee team to compromise those standards. We owe this to our shareholders, business partners and colleagues.

•	Integrity – We do the right thing without compromise and in the highest ethical manner.

•	Honesty – We are open, transparent, truthful and avoid any conflict of interest.

•	Trust – Our word is good and we adhere to our commitments.

•	Commitment – We strive to deliver superior product performance and achieve personal excellence and self-improvement.

•	Global Citizenship – As an international company, we comply with the applicable laws and regulations that govern our activities wherever we do business.

•	Accountability – We accept the consequences of our actions, admit to our mistakes and quickly rectify them.

•	Responsible Leadership – We manage our business responsibly in order to earn and maintain the confidence, respect and trust of our shareholders, business partners and colleagues.

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